Exhibit 99.Bi

Hartford Life Insurance Company

200 Hopmeadow Street

Simsbury, CT  06089

April 28, 2008

Board of Directors

Hartford HLS Series Fund II, Inc.

200 Hopmeadow Street

Simsbury, CT 06089

Re:          Hartford HLS Series Fund II, Inc.

                Post-Effective Amendment Number 50

                File No. 033-03920/811-04615

Dear Members of the Board of Directors:

I have examined the Articles of Incorporation of the Hartford HLS Series Fund II, Inc. (hereafter referred to as “Company”), the By-Laws of the Company, documents evidencing various pertinent corporate proceedings, and such other things considered to be material to determine the legality of the sale of the authorized but unissued shares of the Company’s stock. Based upon my examination, it is my opinion that the Company is a validly organized and existing corporation of the State of Maryland and it is legally authorized to issue its shares of common stock, at prices determined as described in the Company’s currently effective Prospectus, when such shares are properly registered under all applicable federal and state securities laws.

Based upon the foregoing, it is my opinion that the Company’s shares, when issued and sold for cash consideration in the manner described in the Company’s currently effective Prospectus, will have been legally issued, fully paid and nonassessable stock of the Company.

I am an attorney licensed to practice only in Pennsylvania.  For the purposes hereof, I assume that corporate laws of Maryland are identical to those of Pennsylvania.

I hereby consent to the inclusion of this Opinion as an exhibit to the Company’s Post-Effective Amendment to its Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Edward P. Macdonald
Edward P. Macdonald
Vice President, Secretary and Chief Legal Officer